Exhibit 99.1

Bogota Financial Corp. Reports Results for the

Three and Twelve Months Ended December 31, 2022

NEWS PROVIDED BY

Bogota Financial Corp.

Teaneck, New Jersey, January 30, 2023 – Bogota Financial Corp. (NASDAQ: BSBK) (the “Company”), the holding company for Bogota Savings Bank (the “Bank”), reported net income for the three months ended December 31, 2022 of $1.9 million or $0.14 per basic and diluted share, compared to net income of $2.0 million or $0.15 per basic and $0.14 per diluted share for the comparable prior year period. The Company reported net income for the twelve months ended December 31, 2022 of $6.9 million or $0.51 per basic and diluted share compared to net income of $7.5 million, or $0.55 per basic and $0.52 per diluted share, for the prior year. During the twelve months ended December 31, 2021, the Company recorded a bargain purchase gain of $2.0 million, and merger-related expenses of $392,000, each of which was associated with the acquisition of Gibraltar Bank. Excluding the bargain purchase gain and the merger-related expenses in 2021, net income for the twelve months ended December 31, 2021 was $6.0 million or $0.43 per basic and $0.42 per diluted share.1

On April 12, 2022, the Company announced it completed its initial stock repurchase plan, repurchasing 296,044 shares, or approximately 5% of its then outstanding common stock (excluding shares held by Bogota Financial, MHC), at an average cost of $10.82 per share. On September 21, 2022, the Company completed its second stock repurchase plan by repurchasing 292,568 shares, or approximately 5% of its then outstanding common stock (excluding shares held by Bogota Financial, MHC), at an average cost of $11.14 per share. On October 3, 2022, the Company announced it had received regulatory approval for the repurchase of up to 556,631 shares of its common stock, which was approximately 10% of its then outstanding common stock (excluding shares held by Bogota Financial, MHC). As of December 31, 2022, 360,372 shares have been repurchased.

Other Financial Highlights:

•

Total assets increased $113.7 million, or 13.6%, to $951.1 million at December 31, 2022 from $837.4 million at December 31, 2021, due to an increase in loans and securities, which was primarily funded by cash and cash equivalents, deposits and borrowings.

•	Net loans increased $148.8 million, or 26.1%, to $719.0 million at December 31, 2022 from $570.2 million at December 31, 2021.

•

Total deposits were $701.4 million, increasing $103.9 million, or 17.4%, as compared to $597.5 million at December 31, 2021, primarily due to a new $38.2 million municipal deposit relationship and $126.2 million in increased certificates of deposit. The average rate paid on deposits at December 31, 2022 increased 121 basis points to 1.82% at December 31, 2022 from 0.61% at December 31, 2021 due to higher interest rates and a larger percentage of deposits consisting of higher-costing certificates of deposit.

•

Return on average assets was 0.77% for the twelve-month period ended December 31, 2022 compared to 1.23% for 2021. Without the bargain purchase gain and merger-related expenses, the return on average assets would have been 0.98%[1] for the twelve-month period ended December 31, 2021.

•

Return on average equity was 4.76% for the twelve-month period ended December 31, 2022 compared to 7.06% for 2021. Without the bargain purchase gain and merger-related expenses, the return on average equity would have been 5.60%[1] for the twelve-month period ended December 31, 2021.

[1]	This number represents a non-GAAP financial measure. Please see “Reconciliation of GAAP to Non-GAAP” contained at the end of this release.

Joseph Coccaro, President and Chief Executive Officer, said, “We are pleased with our results for 2022. We had over $225 million in new loan originations, which increased our loan portfolio by $149 million during the year. We continue to have strong credit quality as non-performing loans and criticized assets remain low. We continue to see improvement in our net interest margin which rose 24 basis points and 26 basis points as compared to the three and twelve months ended December 31, 2021, respectively.”

Mr. Coccaro further stated, “We are pleased to report continued consistent earnings and exceptional loan growth during a challenging economic environment in 2022. We expect loan growth to slow in the first quarter as interest rates continue to increase, higher inflation and the continued low inventory in housing will slow the market. Increased interest rate liability costs may impact future earnings.”

Income Statement Analysis

Comparison of Operating Results for the Three Months Ended December 31, 2022 and December 31, 2021

Net income decreased by $130,000, or 6.4%, to $1.9 million for the three months ended December 31, 2022 from $2.0 million for the three months ended December 31, 2021. The decrease was due to an increase of $150,000 in the provision for loan losses, a decrease in non-interest income of $1.0 million and an increase in income tax expense of $328,000, offset by an increase in net interest income of $1.2 million and a decrease of $167,000 in non-interest expense.

Interest income on cash and cash equivalents decreased $7,000, or 18.9%, to $30,000 for the three months ended December 31, 2022 from $37,000 for the three months ended December 31, 2021 due to a $103.4 million decrease in the average balance of cash and cash equivalents to $3.0 million for the three months ended December 31, 2022 from $106.4 million for the three months ended December 31, 2021, reflecting the use of excess liquidity to fund loan originations and purchase investment securities. This was offset by a 384 basis point increase in the average yield on cash and cash equivalents from 0.14% for the three months ended December 31, 2021 to 3.98% for the three months ended December 31, 2022 due to the higher interest rate environment.

Interest income on loans increased $2.3 million, or 41.5%, to $7.9 million for the three months ended December 31, 2022 compared to $5.6 million for the three months ended December 31, 2021 due primarily to an $139.4 million increase in the average balance of loans to $717.1 million for the three months ended December 31, 2022 from $577.7 million for the three months ended December 31, 2021 and due to a 54 basis point increase in the average yield on loans from 3.81% for the three months ended December 31, 2021 to 4.35% for the three months ended December 31, 2022.

Interest income on securities increased $521,000, or 113.4%, to $980,000 for the three months ended December 31, 2022 from $459,000 for the three months ended December 31, 2021 due primarily to a $69.4 million increase in the average balance of securities to $167.7 million for the three months ended December 31, 2022 from $98.3 million for the three months ended December 31, 2021, reflecting the purchase of investments with excess liquidity, and to a lesser extent, due to a 47 basis point increase in the average yield from 1.87% for the three months ended December 31, 2021 to 2.34% for the three months ended December 31, 2022.

Interest expense on interest-bearing deposits increased $1.3 million, or 138.0%, to $2.2 million for the three months ended December 31, 2022 from $916,000 for the three months ended December 31, 2021. The increase was due to a 69 basis point increase in the average cost of interest-bearing deposits to 1.34% for the three months ended December 31, 2022 from 0.65% for the three months ended December 31, 2021. The increase in the average cost of deposits was due to the higher interest rate environment and higher average balances of certificates of deposit. The increased expense on interest-bearing deposits was also due to an $89.7 million increase in the average balance of total deposits to $647.3 million for the three months ended December 31, 2022 from $557.6 million for the three months ended December 31, 2021.

Interest expense on Federal Home Loan Bank borrowings increased $417,000, or 121.9%, from $342,000 for the three months ended December 31, 2021 to $759,000 for the three months ended December 31, 2022. The increase was due to an increase in the average cost of borrowings of 91 basis points to 2.47% for the three months ended December 31, 2022 from 1.56% for the three months ended December 31 2021 due to the new borrowings at higher rates. The increase was also due to an increase in the average balance of borrowings of $35.1 million to $122.0 million for the three months ended December 31, 2022 from $86.9 million for the three months ended December 31, 2021.

Net interest income increased $1.2 million, or 24.6%, to $6.0 million for the three months ended December 31, 2022 from $4.8 million for the three months ended December 31, 2021. The increase reflected a 17 basis point increase in our net interest rate spread to 2.47% for the three months ended December 31, 2022 from 2.30% for the three months ended December 31, 2021. Our net interest margin increased 24 basis points to 2.68% for the three months ended December 31, 2022 from 2.44% for the three months ended December 31, 2021.

We recorded a $150,000 provision for loan losses for the three months ended December 31, 2022 compared to no provision for the three-month period ended December 31, 2021. Higher balances in residential and construction loans were the reason for the provision for the three months ended December 31, 2022. The Bank continues to have a low level of delinquent and non-accrual loans in the portfolio, as well as no charge-offs.

Non-interest income decreased by $1.0 million, or 79.8%, to $256,000 for the three months ended December 31, 2022 from $1.3 million for the three months ended December 31, 2021. Gain on sale of loans decreased $139,000 as the Bank decided to portfolio loans rather than sell loans and bank-owned life insurance decreased $860,000, or 82.4%, due to the collections of $1.8 million in death proceeds in the three months ended December 31, 2021.

For the three months ended December 31, 2022, non-interest expense decreased $167,000, or 4.5%, over the comparable 2021 period. Salaries and employee benefits decreased $22,000, or 1.0%, due to a lower employee count. Data processing expense decreased $46,000, or 17.8%, due to lower costs. Professional fees decreased $52,000, or 37.5%, due to lower legal expense. The increase in advertising expense of $28,000, or 28.7%, was due to additional promotions for branch locations and new promotions on deposit and loan products.

Income tax expense increased $328,000, or 81.1%, to $730,000 for the three months ended December 31, 2022 from $404,000 for the three months ended December 31, 2021. The increase was due to $1.0 million of higher taxable income. The effective tax rate for the three months ended December 31, 2022 and 2021 were 27.78% and 16.59%, respectively. For the three-month period ended December 31, 2021 there was $860,000 of additional proceeds from bank owned life insurance which resulted in a lower effective tax rate.

Comparison of Operating Results for the Twelve Months Ended December 31, 2022 and December 31, 2021

Net income decreased by $643,000, or 8.6%, to $6.9 million for the twelve months ended December 31, 2022 from $7.5 million for the twelve months ended December 31, 2021. The decrease was due to a decrease in non-interest income of $3.4 million, an increase in provision for loan losses of $513,000, and an increase of $739,000 in income taxes offset by an increase in net interest income of $3.8 million and a decrease in non-interest expense of $179,000. Excluding the one-time bargain purchase gain of $2.0 million that occurred in 2021 in connection with the Gibraltar Bank acquisition and the $392,000 merger-related expenses, net income would have increased $916,000 for the twelve months ended December 31, 2022 as compared to 2021.1

Interest income on cash and cash equivalents decreased $34,000, or 22.5%, to $117,000 for the twelve months ended December 31, 2022 from $151,000 for the twelve months ended December 31, 2021 due to a $74.8 million decrease in the average balance of cash and cash equivalents to $25.0 million for the twelve months ended December 31, 2022 from $99.8 million for the twelve months ended December 31, 2021, reflecting the use of excess liquidity to fund loan originations and purchase investment securities. This was offset by a 32 basis point increase in the average yield on cash and cash equivalents from 0.15% for the twelve months ended December 31, 2021 to 0.47% for the twelve months ended December 31, 2022 due to the higher interest rate environment.

Interest income on loans increased $3.6 million, or 15.8%, to $26.3 million for the twelve months ended December 31, 2022 compared to $22.7 million for the twelve months ended December 31, 2021 due primarily to a $55.3 million increase in the average balance of loans to $638.7 million for the twelve months ended December 31, 2022 from $583.4 million for the twelve months ended December 31, 2021 and due to a 22 basis point increase in the average yield on loans from 3.89% for the twelve months ended December 31, 2021 to 4.11% for the twelve months ended December 31, 2022.

[1]	This number represents a non-GAAP financial measure. Please see “Reconciliation of GAAP to Non-GAAP” contained at the end of this release.

Interest income on securities increased $1.7 million, or 86.6%, to $3.7 million for the twelve months ended December 31, 2022 from $2.0 million for the twelve months ended December 31, 2021 due to a $82.0 million increase in the average balance of securities to $168.0 million for the twelve months ended December 31, 2022 from $86.0 million for the twelve months ended December 31, 2021, reflecting the purchase of investments with excess liquidity. The increase was offset by a 10 basis point decrease in the average yield from 2.29% for the twelve months ended December 31, 2021 to 2.19% for the twelve months ended December 31, 2022.

Interest expense on interest-bearing deposits increased $836,000, or 19.6%, to $5.1 million for the twelve months ended December 31, 2022 from $4.3 million for the twelve months ended December 31, 2021. This increase was due to a $60.4 million increase in the average balance of deposits to $597.7 million for the twelve months ended December 31, 2022 from $537.3 million for the twelve months ended December 31, 2021, primarily due to a $35.6 million increase in the average balance of NOW and money market accounts from $104.9 million for the twelve months ended December 31, 2021 to $140.5 million for the twelve months ended December 31, 2022. The increase was also due to a six basis point increase in the average cost of interest-bearing deposits to 0.85% for the twelve months ended December 31, 2022 from 0.79% for the twelve months ended December 31, 2021.

Interest expense on Federal Home Loan Bank borrowings increased $643,000, or 42.3%, from $1.5 million for the twelve months ended December 31, 2021 to $2.2 million for the twelve months ended December 31, 2022. The increase was due to an increase in the average cost of borrowings of 55 basis points to 2.11% for the twelve months ended December 31, 2022 from 1.56% for the twelve months ended December 31, 2021 due to the higher rates on new borrowings. The increase was also due to an increase in the average balance of borrowings of $4.9 million to $102.5 million for the twelve months ended December 31, 2022 from $97.6 million for the twelve months ended December 31, 2021.

Net interest income increased $3.8 million, or 19.7%, to $23.1 million for the twelve months ended December 31, 2022 from $19.3 million for the twelve months ended December 31, 2021. The increase reflected a 26 basis point increase in our net interest rate spread to 2.59% for the twelve months ended December 31, 2022 from 2.33% for the twelve months ended December 31, 2021. Our net interest margin increased 26 basis points to 2.76% for the twelve months ended December 31, 2022 from 2.50% for the twelve months ended December 31, 2021.

We recorded a $425,000 provision for loan losses for the twelve months ended December 31, 2022 compared to a $88,000 credit for the twelve months ended December 31, 2021. Higher balances in residential and construction loans were the reason for the provision for the twelve months ended December 31, 2022. The Bank continues to have a low level of delinquent and non-accrual loans in the portfolio, as well as no charge-offs.

Non-interest income decreased by $3.4 million, or 75.0%, to $1.1 million for the twelve months ended December 31, 2022 from $4.5 million for the twelve months ended December 31, 2021. For the twelve months ended December 31, 2021, there was a $2.0 million bargain purchase gain recognized in the Gibraltar Bank acquisition in 2021. Gain on sale of loans decreased $700,000 or 88.9% to $87,000 for the twelve months ended December 31, 2022 from $786,000 for the twelve months ended December 31, 2021. Bank-owned life insurance income decreased $742,000 or 51.6% to $695,000 for the twelve months ended December 31, 2022 from $1.4 million for the twelve months ended December 31, 2021 due to death proceeds collected during the twelve months ended December 31, 2021.

For the twelve months ended December 31, 2022, non-interest expense decreased $179,000, or 1.2%, to $14.3 million, over 2021. Salaries and employee benefits increased $691,000, or 8.9%, due to the new stock compensation plan adopted in September 2021 and due to more employees associated with the Gibraltar Bank acquisition and the addition of a sixth branch office. Data processing expense increased $97,000, or 9.3%, due to higher data processing expense associated with a larger company. Advertising expense increased $216,000 due to additional promotions for branch locations and new promotions for loan and deposit products. Professional fees decreased $189,000, or 25.7%, due to lower consulting and legal expense. Merger fees and core conversion costs were $1.1 million in 2021. The increase in equipment and occupancy expenses of $129,000, or 10.3%, was mainly due to the additional branch locations.

Income tax expense increased $739,000, or 39.4%, to $2.6 million for the three months ended December 31, 2022 from $1.9 million for the three months ended December 31, 2021. The increase was due to $735,000 of higher taxable income. The effective tax rate for the three months ended December 31, 2022 and 2021 were 27.55% and 19.96%, respectively. For the three-month period ended December 31, 2021 there was $742,000 additional proceeds from bank-owned life insurance which resulted in a lower effective tax rate.

Balance Sheet Analysis

Total assets were $951.1 million at December 31, 2022, representing an increase of $113.7 million, or 13.6%, from December 31, 2021. Cash and cash equivalents decreased $88.2 million during the period primarily due to funding of loan originations and investment purchases with excess liquidity. Net loans increased $148.8 million, or 26.1%, due to new production of $225.2 million, consisting of a mainly residential real estate loans and construction real estate loans offset by $76.4 million in repayments. Securities held to maturity increased $3.4 million due to the purchase of corporate bonds and mortgage-backed securities with excess cash. Securities available for sale increased $43.3 million or 103.4% due to the purchase of mortgage-backed securities and corporate bonds with excess cash. Bank-owned life insurance increased $5.7 million, or 23.2% due to a $5.0 million new purchase of bank-owned life insurance during the twelve months ended December 31, 2022.

Delinquent loans increased $151,000, or 9.1%, during the twelve-month period ended December 31, 2022, finishing at $1.8 million or 0.26% of total loans. During the same timeframe, non-performing assets remained unchanged at $1.9 million and were 0.26% of total assets at December 31, 2022. The Company’s allowance for loan losses was 0.36% of total loans and 136.3% of non-performing loans at December 31, 2022 compared to 0.38% of total loans and 113.85% of non-performing loans at December 31, 2021.

Total liabilities increased $121.7 million, or 17.6%, to $811.4 million mainly due to an increase in deposits, reflecting a new $38.2 million municipal relationship, and a $126.2 increase in certificates of deposit and a $17.3 million increase in borrowings. Total deposits increased $103.9 million, or 17.4%, to $701.4 million at December 31, 2022 from $597.5 million at December 31, 2021. The increase in deposits reflected an increase in interest-bearing deposits of $104.6 million, or 18.7%, to $662.8 million as of December 31, 2022 from $558.2 million at December 31, 2021, primarily due to increases in certificates of deposit, which increased by $126.2 million from $366.4 million at December 31, 2021 to $492.6 million at December 31, 2022 and in NOW accounts, which increased by $12.7 million to $82.7 million from $69.9 million at December 31, 2021. The increase in certificates of deposit was used to fund loan growth. These increases were offset by a decrease in non-interest bearing deposits of $664,000, or 1.7%, to $38.7 million as of December 31, 2022 from $39.3 million as of December 31, 2021, and a decrease in money market and savings accounts of $34.4 million, or 28.2%, to $87.4 million as of December 31, 2022 from $121.8 million as of December 31, 2021. Federal Home Loan Bank advances increased $17.3 million, or 20.3%, due to new advances for loan funding.

Stockholders’ equity decreased $7.9 million to $139.7 million, due to increased accumulated other comprehensive loss for securities available for sale of $5.9 million and the repurchase of 906,793 shares of stock during the year at a cost of $10.1 million, offset by net income of $6.9 million for the twelve months ended December 31, 2022. At December 31, 2022, the Company’s ratio of average stockholders’ equity-to-total assets was 15.61%, compared to 17.88% at December 31, 2021.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from six offices located in Bogota, Hasbrouck Heights, Newark, Oak Ridge, Parsippany and Teaneck, New Jersey and operates a loan production office in Spring Lake, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, potential recessionary conditions, real estate market values in the Bank’s lending area changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

In addition, the COVID-19 pandemic has had, and may continue to have, an adverse impact on the Company, its clients and the communities it serves. Given its dynamic nature, it is difficult to predict the full impact of the COVID-19 pandemic on the Company’s business.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of	As of
	December 31, 2022	December 31, 2021
	(unaudited)
Assets
Cash and due from banks	$8,160,028	$14,446,792
Interest-bearing deposits in other banks	8,680,889	90,621,993

Cash and cash equivalents	16,840,917	105,068,785
Securities available for sale	85,100,578	41,838,798
Securities held to maturity (fair value of $70,699,651 and $74,081,059, respectively)	77,427,309	74,053,099
Loans held for sale	—	1,152,500
Loans, net of allowance of $2,578,174 and $2,153,174, respectively	719,025,762	570,209,669
Premises and equipment, net	7,884,335	8,127,979
Federal Home Loan Bank (FHLB) stock and other restricted securities	5,490,900	4,851,300
Accrued interest receivable	3,966,651	2,712,605
Core deposit intangibles	267,272	336,364
Bank-owned life insurance	30,206,325	24,524,122
Other assets	4,888,954	4,486,366

Total Assets	$951,099,003	$837,361,587

Liabilities and Equity
Non-interest bearing deposits	$38,653,349	$39,317,500
Interest bearing deposits	662,758,100	558,162,278

Total deposits	701,411,449	597,479,778
FHLB advances	102,319,254	85,051,736
Advance payments by borrowers for taxes and insurance	3,174,661	2,856,120
Other liabilities	4,534,516	4,397,742

Total liabilities	811,439,880	689,785,376

Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at December 31, 2022 and December 31, 2021	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 13,699,016 issued and outstanding at December 31, 2022 and 14,605,809 at December 31, 2021	136,989	146,057
Additional paid-in capital	59,099,476	68,247,204
Retained earnings	91,756,673	84,879,812
Unearned ESOP shares (436,495 shares at December 31, 2022 and 463,239 shares at December 31, 2021)	(5,123,002)	(5,424,206)
Accumulated other comprehensive loss	(6,211,013)	(272,656)

Total stockholders’ equity	139,659,123	147,576,211

Total liabilities and stockholders’ equity	$951,099,003	$837,361,587

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Interest income
Loans	$7,860,684	$5,555,242	$26,264,486	$22,672,097
Securities
Taxable	933,963	439,128	3,516,832	1,912,146
Tax-exempt	45,882	20,094	161,187	58,888
Other interest-earning assets	140,335	91,936	403,969	424,539

Total interest income	8,980,864	6,106,400	30,346,474	25,067,670

Interest expense
Deposits	2,180,832	916,212	5,106,517	4,271,109
FHLB advances	759,476	342,317	2,162,217	1,519,302

Total interest expense	2,940,308	1,258,529	7,268,734	5,790,411

Net interest income	6,040,556	4,847,871	23,077,740	19,277,259
Provision (credit) for loan losses	150,000	—	425,000	(88,000)

Net interest income after provision for loan losses	5,890,556	4,847,871	22,652,740	19,365,259

Non-interest income
Fees and service charges	42,848	37,222	179,734	136,211
Gain on sale of loans	—	139,211	86,913	786,424
Bargain purchase gain	—	17,573	—	1,950,970
Bank-owned life insurance	184,373	1,044,628	694,900	1,436,453
Other	28,801	28,572	162,126	183,454

Total non-interest income	256,022	1,267,206	1,123,673	4,493,512

Non-interest expense
Salaries and employee benefits	2,117,836	2,140,286	8,434,734	7,743,694
Occupancy and equipment	356,872	361,529	1,390,718	1,261,306
FDIC insurance assessment	58,210	54,000	220,210	217,300
Data processing	212,497	258,414	1,132,790	1,036,203
Advertising	124,424	96,665	492,859	276,665
Director fees	192,862	250,877	800,611	873,008
Professional fees	86,751	138,787	546,004	735,067
Merger fees	—	—	—	392,197
Core conversion costs	—	—	—	730,000
Other	361,653	377,275	1,267,081	1,198,081

Total non-interest expense	3,511,105	3,677,833	14,285,007	14,463,521

Income before income taxes	2,635,473	2,437,244	9,491,406	9,395,250
Income tax expense	732,122	404,372	2,614,545	1,875,175

Net income	$1,903,351	$2,032,872	$6,876,861	$7,520,075

Earnings per Share - basic	$0.14	$0.15	$0.51	$0.55
Earnings per Share - diluted	$0.14	$0.14	$0.51	$0.52
Weighted average shares outstanding - basic	13,299,055	13,900,769	13,570,407	13,725,884
Weighted average shares outstanding - diluted	13,330,553	14,222,841	13,576,934	14,350,788

BOGOTA FINANCIAL CORP.

SELECTED RATIOS

(unaudited)

	At or For the Three Months Ended December 31,		At or For the Twelve Months Ended December 31,
	2022	2021	2022	2021
Performance Ratios (1):
Return on average assets (2)	0.80%	0.97%	0.77%	1.23%
Return on average equity (3)	5.42%	5.54%	4.76%	7.06%
Interest rate spread (4)	2.73%	2.30%	2.59%	2.33%
Net interest margin (5)	2.85%	2.44%	2.73%	2.50%
Efficiency ratio (6)	55.76%	60.14%	59.03%	60.85%
Average interest-earning assets to average interest-bearing liabilities	116.23%	122.19%	119.60%	122.40%
Net loans to deposits	102.51%	95.44%	102.51%	95.44%
Equity to assets (7)	14.80%	17.55%	16.06%	17.55%
Capital Ratios:
Tier 1 capital to average assets			15.61%	17.88%
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans			0.36%	0.38%
Allowance for loan losses as a percent of non-performing loans			136.32%	113.85%
Net recoveries to average outstanding loans during the period			0.00%	0.00%
Non-performing loans as a percent of total loans			0.26%	0.33%
Non-performing assets as a percent of total assets			0.20%	0.23%

(1)	Performance ratios are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average stockholders’ equity.
(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5%.

(5)

Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5% for 2022 and 2021.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average stockholders’ equity divided by average total assets.

LOANS

Loans are summarized as follows at December 31, 2022 and December 31, 2021:

	December 31, 2022	December 31, 2021

	(unaudited)
Real estate:
Residential First Mortgage	$466,100,627	$319,968,234
Commercial and Multi-Family Real Estate	162,338,669	175,375,419
Construction	61,825,478	41,384,687
Commercial and Industrial	1,684,189	7,905,524
Consumer:
Home Equity and Other Consumer	29,654,973	27,728,979

Total loans	721,603,936	572,362,843
Allowance for loan losses	(2,578,174)	(2,153,174)

Net loans	$719,025,762	$570,209,669

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated.

	At December 31,			At December
	2022			2021
	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(Dollars in thousands)
	(unaudited)
Noninterest bearing demand accounts	$38,699	6.93%	—%	$39,318	6.58%	—%
NOW accounts	82,674	11.79	0.88	69,940	11.71	0.82
Money market accounts	30,037	4.28	0.32	57,541	9.63	0.34
Savings accounts	57,408	8.18	0.49	64,285	10.76	0.26
Certificates of deposit	492,593	70.23	2.37	366,396	61.32	0.74

Total	$701,411	100.00%	1.82%	$597,480	100.00%	0.61%

Average Balance Sheets and Related Yields and Rates

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Three Months Ended December 31,
	2022			2021
	Average Balance	Interest and Dividends	Yield/ Cost (3)	Average Balance	Interest and Dividends	Yield/ Cost (3)

	(Dollars in thousands)
	(unaudited)
Assets:
Cash and cash equivalents	$2,962	$30	3.98%	$106,400	$37	0.14%
Loans	717,096	7,861	4.35%	577,699	5,555	3.81%
Securities	167,708	980	2.34%	98,307	459	1.87%
Other interest-earning assets	6,327	110	6.99%	5,077	55	4.33%

Total interest-earning assets	894,093	8,981	3.99%	787,483	6,106	3.08%
Non-interest-earning assets	53,969			48,406

Total assets	$948,062			$835,889

Liabilities and equity:
NOW and money market accounts	$122,136	$177	0.57%	$121,764	$198	0.65%
Savings accounts	57,038	57	0.40%	64,363	41	0.25%
Certificates of deposit	468,138	1,947	1.65%	371,490	677	0.72%

Total interest-bearing deposits	647,312	2,181	1.34%	557,617	916	0.65%
Federal Home Loan Bank advances (4)	121,961	759	2.47%	86,855	342	1.56%

Total interest-bearing liabilities	769,273	2,940	1.52%	644,472	1,258	0.77%

Non-interest-bearing deposits	36,105			39,703
Other non-interest-bearing liabilities	2,296			5,030

Total liabilities	807,674			689,205
Total equity	140,388			146,684

Total liabilities and equity	$948,062			$835,889

Net interest income		$6,041			$4,848

Interest rate spread (1)			2.47%			2.30%
Net interest margin (2)			2.68%			2.44%
Average interest-earning assets to average interest-bearing liabilities	116.23%			122.19%

1.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
2.	Net interest margin represents net interest income divided by average total interest-earning assets.
3.	Annualized.
4.	Cash flow hedges are used to manage interest rate risk

	Twelve Months Ended December 31,
	2022			2021
	Average Balance	Interest and Dividends	Yield/ Cost (3)	Average Balance	Interest and Dividends	Yield/ Cost (3)

	(Dollars in thousands)
	(unaudited)
Assets:
Cash and cash equivalents	$25,044	$117	0.47%	$99,842	$151	0.15%
Loans	638,679	26,264	4.11%	583,362	22,672	3.89%
Securities	167,987	3,678	2.19%	86,035	1,971	2.29%
Other interest-earning assets	5,677	288	5.05%	5,606	273	4.87%

Total interest-earning assets	837,387	30,347	3.62%	774,845	25,067	3.24%
Non-interest-earning assets	52,525			42,252

Total assets	$889,912			$817,097

Liabilities and equity:
NOW and money market accounts	$140,473	$787	0.56%	$104,945	$625	0.60%
Savings accounts	62,626	184	0.29%	58,880	127	0.22%
Certificates of deposit	394,593	4,136	1.05%	373,490	3,519	0.94%

Total interest-bearing deposits	597,692	5,107	0.85%	537,315	4,271	0.79%
Federal Home Loan Bank advances (4)	102,458	2,162	2.11%	97,621	1,519	1.56%

Total interest-bearing liabilities	700,150	7,269	1.04%	634,936	5,790	0.91%

Non-interest-bearing deposits	41,501			30,952
Other non-interest-bearing liabilities	3,914			8,822

Total liabilities	745,565			674,710
Total equity	144,347			142,387

Total liabilities and equity	$889,912			$817,097

Net interest income		$23,078			$19,277

Interest rate spread (1)			2.59%			2.33%
Net interest margin (2)			2.76%			2.50%
Average interest-earning assets to average interest-bearing liabilities	119.60%			122.04%

1.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
2.	Net interest margin represents net interest income divided by average total interest-earning assets.
3.	Annualized.
4.	Cash flow hedges are used to manage interest rate risk

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended December 31, 2022 Compared to Three Months Ended December 31, 2021			Twelve Months Ended December 31, 2022 Compared to Twelve Months Ended December 31, 2021
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net

	(In thousands)
	(unaudited)
Interest income:
Cash and cash equivalents	$(280)	$273	$(7)	$(175)	$141	$(34)
Loans receivable	1,453	853	2,306	2,250	1,342	3,592
Securities	384	137	521	1,797	(90)	1,707
Other interest earning assets	16	39	55	4	11	15

Total interest-earning assets	1,573	1,302	2,875	3,876	1,404	5,280

Interest expense:
NOW and money market accounts	4	(25)	(21)	205	(43)	162
Savings accounts	(28)	44	16	9	48	57
Certificates of deposit	213	1,057	1,270	201	416	617
Federal Home Loan Bank advances	171	246	417	79	564	643

Total interest-bearing liabilities	360	1,322	1,682	494	985	1,479

Net increase (decrease) in net interest income	$1,213	$(20)	$1,193	$3,382	$419	$3,801

BOGOTA FINANCIAL CORP.

RECONCILIATION OF GAAP TO NON-GAAP

(Unaudited)

The Company’s management believes that the presentation of net income on a non-GAAP basis, excluding nonrecurring items, provides useful information for evaluating the Company’s operating results and any related trends that may be affecting the Company’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP.

	Twelve months ended December 31, 2021
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$9,395,250	$1,875,175	$7,520,075
Add: merger and acquisition related expenses	392,197	—	392,197
Add: Charitable Foundation Contribution	—	—	—
Less: Bargain purchase gain	(1,950,970)	—	(1,950,970)

Non-GAAP basis	$7,836,477	$1,875,175	$5,961,302

	Twelve months ended December 31,
	2022	2021
Return on average assets (annualized):
GAAP	0.77%	1.23%
Adjustments	0.00%	0.25%

Non-GAAP	0.77%	0.98%
Return on average equity (annualized):
GAAP	4.76%	7.06%
Adjustments	0.00%	1.46%

Non-GAAP	4.76%	5.60%

Contacts

Joseph Coccaro – President & CEO, 201-862-0660 ext. 1110